SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*


                                 CoTherix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22163T 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 20, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [X]     Rule 13d-1(c)

             [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 13
                            Exhibit Index on Page 12

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING
1            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Capital IV FCPR ("SC IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             France
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,582,913 shares, except that Sofinnova Partners SA, a French
              SHARES                          corporation ("SP SA"), the management company of SC IV, may be deemed
           BENEFICIALLY                       to have sole voting power, and Jean-Bernard Schmidt ("Schmidt"),
     OWNED BY EACH REPORTING                  Antoine Papiernik ("Papiernik"), Olivier Protard ("Protard"), Denis
              PERSON                          Lucquin ("Lucquin") and Monique Saulnier ("Saulnier"), the  managing
               WITH                           partners of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,582,913 shares, except that SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and
                                              Schmidt, Papiernik, Protard, Lucquin and Saulnier, the managing partners of SP SA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                    1,582,913
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Sofinnova Partners SA, a French corporation  ("SP SA")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             France
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
             NUMBER OF                        IV. SP SA, the management company of SC IV, may be deemed to have sole voting power, and Schmidt, Papiernik, Protard, Lucquin and
                                              Saulnier, the managing partners of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 See response to row 5.
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Schmidt, Papiernik, Protard,
                                              Lucquin and Saulnier, the managing partners of SP SA, may be deemed to have shared power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
                                                                                                    CO

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Denis Lucquin ("Lucquin")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             French Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,582,913 shares, of which 1,582,913 shares are  owned directly by SC
              PERSON                          IV. SP SA, the management company of SC IV, may be deemed to have
               WITH                           sole voting power, and Lucquin, a  managing partner of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Lucquin, a managing partner of
                                              SP SA, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1 %
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Antoine Papiernik ("Papiernik")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             French Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,582,913 shares, of which 1,582,913 shares are owned directly by SC
              PERSON                          IV. SP SA, the management company of SC IV, may be deemed to have
               WITH                           sole voting power, and Papiernik,  a managing partner of SP SA, may be deemed to have shared power to  vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Papiernik, a managing partner of
                                              SP SA, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1 %
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Olivier Protard ("Protard")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             French Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,582,913 shares, of which 1,582,913 shares are owned directly by SC
             PERSON                           IV. SP SA, the management company of SC IV, may be deemed to have
               WITH                           sole voting power, and Protard, a managing partner of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Protard, a managing partner of SP
                                              SA, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Monique Saulnier ("Saulnier")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             French Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,582,913 shares, of which 1,582,913 shares are owned directly by SC
             PERSON                           IV. SP SA, the management company of SC IV, may be deemed to have
               WITH                           sole voting power, and Saulnier, a managing partner of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Saulnier, a managing partner of
                                              SP SA, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1 %
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22163T 10 3                                             13 G                           Page 8 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Jean-Bernard Schmidt ("Schmidt")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             French Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 1,582,913 shares, of which 1,582,913 shares are owned directly by SC
             PERSON                           IV. SP SA, the management company of SC IV, may be deemed to have
               WITH                           sole voting power, and Schmidt, a  managing partner of SP SA, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,582,913 shares, of which 1,582,913 shares are owned directly by SC
                                              IV. SP SA, the management company of SC IV, may be deemed to have sole power to dispose of these shares, and Schmidt, a managing partner of
                                              SP SA, may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,582,913
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.1%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

-------------------------------------                   ------------------------
CUSIP NO. 22163T 10 3                       13 G              Page 9 of 13 Pages
-------------------------------------                   ------------------------

ITEM 1(A).        NAME OF ISSUER

                  CoTherix, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  5000 Shoreline Court, Suite 101
                  South San Francisco, CA  94080

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Sofinnova Capital IV FCPR, ("SC IV"), Sofinnova Partners SA, a French corporation ("SP SA"), and Denis Lucquin ("Lucquin"), Antoine Papiernik ("Papiernik"), Olivier Protard ("Protard"), Monique Saulnier ("Saulnier") and Jean-Bernard Schmidt ("Schmidt"), the managing partners of SP SA. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  SP SA, the management company of SC IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SC IV. Lucquin , Papiernik, Protard, Saulnier, and Schmidt are managing partners of SP SA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SC IV.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Sofinnova Partners
                  17 rue de Surene
                  75008 Paris, France

ITEM 2(C)         CITIZENSHIP

                  SC IV is a French FCPR. SP SA is a French corporation. Lucquin, Papiernik, Protard, Saulnier, and Schmidt are French citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 22163T 10 3

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of October 20, 2004:

-------------------------------------                   ------------------------
CUSIP NO. 22163T 10 3                       13 G             Page 10 of 13 Pages
-------------------------------------                   ------------------------

             (a) Amount beneficially owned:

                 See Row 9 of cover page for each Reporting Person.

             (b) Percent of Class:

                 See Row 11 of cover page for each Reporting Person.

             (c) Number of shares as to which such person has:

                     (i)    Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                     (ii)   Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                     (iii)  Sole power to dispose or to direct the
                            disposition of:

                            See Row 7 of cover page for each Reporting Person.

                     (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Under certain circumstances set forth in the FCPR agreement of SC IV, and the corporate agreement of SP SA, the management company and the managing partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  Not applicable.

-------------------------------------                   ------------------------
CUSIP NO. 22163T 10 3                       13 G             Page 11 of 13 Pages
-------------------------------------                   ------------------------



                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 2005
                                     SOFINNOVA CAPITAL IV FCPR
                                     Represented By:  Sofinnova Partners SA,
                                     a French corporation
                                     Its:  Management Company

                                     SOFINNOVA PARTNERS SA, a French corporation

                                     By:    /s/ Antoine Papiernik
                                           -------------------------------------
                                           Antoine Papiernik
                                           Managing Partner

                                     DENIS LUCQUIN

                                     By:    /s/ Denis Lucquin
                                           -------------------------------------
                                           Denis Lucquin

                                     ANTOINE PAPIERNIK

                                     By:    /s/ Antoine Papiernik
                                           -------------------------------------
                                           Antoine Papiernik

                                     OLIVIER PROTARD

                                     By:    /s/ Olivier Protard
                                           -------------------------------------
                                           Olivier Protard

                                     MONIQUE SAULNIER

                                     By:   /s/ Monique Saulnier
                                           -------------------------------------
                                           Monique Saulnier

                                     JEAN-BERNARD SCHMIDT

                                     By:   /s/ Jean-Bernard Schmidt
                                           -------------------------------------
                                           Jean-Bernard Schmidt

-------------------------------------                   ------------------------
CUSIP NO. 22163T 10 3                       13 G             Page 12 of 13 Pages
-------------------------------------                   ------------------------



                                  EXHIBIT INDEX




                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   13

-------------------------------------                   ------------------------
CUSIP NO. 22163T 10 3                       13 G             Page 13 of 13 Pages
-------------------------------------                   ------------------------



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of CoTherix, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 10, 2005
                                     SOFINNOVA CAPITAL IV FCPR
                                     Represented By:  Sofinnova Partners SA,
                                     a French corporation
                                     Its:  Management Company

                                     SOFINNOVA PARTNERS SA, a French corporation

                                     By:    /s/ Antoine Papiernik
                                           -------------------------------------
                                           Antoine Papiernik
                                           Managing Partner

                                     DENIS LUCQUIN

                                     By:    /s/ Denis Lucquin
                                           -------------------------------------
                                           Denis Lucquin

                                     ANTOINE PAPIERNIK

                                     By:    /s/ Antoine Papiernik
                                           -------------------------------------
                                           Antoine Papiernik

                                     OLIVIER PROTARD

                                     By:    /s/ Olivier Protard
                                           -------------------------------------
                                           Olivier Protard

                                     MONIQUE SAULNIER

                                     By:   /s/ Monique Saulnier
                                           -------------------------------------
                                           Monique Saulnier

                                     JEAN-BERNARD SCHMIDT

                                     By:   /s/ Jean-Bernard Schmidt
                                           -------------------------------------
                                           Jean-Bernard Schmidt